Silberstein Ungar, PLLC CPAs and Business Advisors

Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.sucpas.com

October 15, 2010

U.S. Securities and Exchange Commission
100 F. Street, NE
Washington, DC 20549-7561

Re: General Automotive Company -- SEC File No.333-137755

Dear Ladies and Gentlemen:

We have read the statements of General Automotive Company in Item 4.01 on Form 8-K to be filed on or about October 18, 2010 and are in agreement with such statements as they pertain to our firm.  We have no basis to agree or disagree with other statements of the registrant contained therein.

Yours truly,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC